EXHIBIT 99.1

CONNETICS ANNOUNCES AGREEMENT WITH VENTIV TO PROMOTE
THREE PRODUCTS TO PRIMARY CARE PHYSICIANS AND PEDIATRICIANS

Agreement Expected to Generate $0.08 to $0.10 in diluted EPS for Connetics in 2006
-Webcast of Connetics’ Analyst and Investor Day to Begin at 10:30 a.m. ET Today-

PALO ALTO, Calif. (April 14, 2005) – Connetics Corporation (Nasdaq: CNCT), a specialty pharmaceutical company focused on dermatology, today announced it has signed an agreement with Ventiv Commercial Services Group (VCS), a division of Ventiv Health, Inc. (Nasdaq: VTIV), whereby VCS will provide sales support for certain Connetics products to primary care physicians (PCP) and pediatricians. Product selling activities are scheduled to commence on April 18, 2005.

Under the terms of the agreement, VCS will provide a dedicated team of 50 U.S. sales representatives who will promote OLUX®, Luxíq® and Evoclin™ in a targeted manner to approximately 8,000 physicians (6,500 PCPs and 1,500 pediatricians) who are the most productive in writing prescriptions for the topical steroid and acne markets. Connetics will directly manage the call direction and product marketing by the VCS sales representatives. VCS provides pharmaceutical companies with experienced sales professionals with proven success in specific therapeutic areas to maximize opportunities and expand markets. The VCS team of sales representatives dedicated to Connetics will exclusively promote OLUX, Luxíq and Evoclin. The renewable agreement runs through the end of 2006.

Connetics anticipates this partnership could generate an additional $5 million to $6 million in revenues in 2005, and an additional $12 million to $14 million in revenues in 2006. The partnership is expected to be earnings neutral in 2005 and to generate $0.08 to $0.10 in earnings per diluted share in 2006. Including the revenue contribution from the VCS co-promotion sales activities, Connetics’ 2005 total revenue guidance is raised to $195 to $206 million versus its original guidance of $190 to $200 million.

“We are pleased to partner with Ventiv Commercial Services Group to build upon previous success in co-promoting OLUX and Luxíq to primary care physicians, to expand our efforts to include our recently approved Evoclin and to add pediatricians to our sales effort for the first time,” said Greg Vontz, President and Chief Operating Officer of Connetics. “Ventiv will focus promotional efforts on select pediatric and primary care physicians demonstrating the value of our brands. Ventiv offers Connetics a targeted selling effort with strong economic incentives to both companies.”

“We are especially proud to work with Connetics to promote its well-respected dermatology products in the U.S. market,” said Terry Herring, President and Chief Operating Office of Ventiv Commercial Services. “Our competency in this therapeutic area and the commitment from our sales force to work with Connetics to establish the value of these products to PCPs nationwide bodes well for a successful and prosperous relationship.”

Overview of Products to be Sold by Ventiv

OLUX (clobetasol propionate) Foam, 0.05% is a super-high-potency corticosteroid, delivered in Connetics’ proprietary VersaFoam-HF™ vehicle, and is indicated for the short-term topical treatment of mild to moderate plaque-type psoriasis of scalp and non-scalp regions. OLUX absorbs quickly after it is applied to the skin, and has been proven to deliver rapid and effective results. OLUX is available in 50g and 100g trade unit sizes.

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Luxíq (betamethasone valerate) Foam, 0.12%, is a mid-potency corticosteroid, delivered in Connetics’ proprietary VersaFoam-HF vehicle, and is indicated for the treatment of the inflammatory and pruritic manifestations of corticosteroid-responsive scalp dermatoses. Luxíq is available in 50g, 100g and 150g trade unit sizes.

Evoclin (clindamycin) Foam, 1% is a once-a-day topical foam for the treatment of acne vulgaris. Evoclin is delivered in VersaFoam-HF and is available in 50g and 100g trade unit sizes.

About Ventiv Health

Ventiv Health, Inc. is the leading provider of late-stage clinical, sales, marketing and compliance solutions to pharmaceutical and biotech companies. Ventiv is a multi-disciplinary company with a singular focus on providing excellence in customized solutions across the full spectrum of services combining both integrated and independent programs. Ventiv’s approximately 4,000 employees support over 75 client organizations, including the world’s Top 20 pharmaceuticals companies as well as emerging and specialty biotech leaders. For more information on Ventiv Health, visit www.ventiv.com.

Webcast Information

Connetics will webcast its Analyst and Investor Day presentation live over the Internet beginning at approximately 10:30 a.m. Eastern Time today. During this event, Connetics management will review key updates on areas encompassing commercial activities, marketed products, product pipeline and financial highlights, including financial guidance. In addition to presentations by management, the event will feature a presentation from a leading physician expert in the field of dermatology. To access the event and presentations via the Internet, go to the investor relations section of www.connetics.com. A replay of the event will be available for 30 days.

Listening Requirements: The Windows Media Player software, downloadable free from http://www.microsoft.com/windows/windowsmedia/EN/default.asp, and at least a 28.8Kbps connection to the Internet. If you experience problems listening to the broadcast, send an E-mail to: webcast@multivu.com.

About Connetics

Connetics Corporation is a specialty pharmaceutical company focused on the development and commercialization of innovative therapeutics for the dermatology market. Connetics has branded its proprietary foam drug delivery vehicle VersaFoam®. The Company’s marketed products are OLUX® (clobetasol propionate) Foam, 0.05%, Luxiq® (betamethasone valerate) Foam, 0.12%, Soriatane® (acitretin) capsules and Evoclin™ (clindamycin) Foam, 1%. Connetics is developing Velac® (a combination of 1% clindamycin and 0.025% tretinoin) Gel, for treating acne, Desilux™ (desonide) VersaFoam-EF, 0.05%, a low-potency topical steroid formulated to treat atopic dermatitis and Primolux™ (clobetasol propionate) VersaFoam-EF, 0.05%, a super high-potency topical steroid formulation to treat atopic dermatitis and plaque psoriasis. Connetics’ product formulations aim to improve the management of dermatological diseases and provide significant product differentiation. In Connetics’ marketed products, these formulations have earned wide acceptance by both physicians and patients due to their clinical effectiveness, high quality and cosmetic elegance. For more information about Connetics and its products, please visit www.connetics.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Securities Litigation Reform Act. Statements about the impact of the VCS agreement on Connetics’ revenues and earnings, and the ability of VCS to effectively promote to primary care and pediatric physicians, are forward-looking statements. These statements are based on certain assumptions made by Connetics’ management based on experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond Connetics’ control, and which could cause actual results or events to differ materially from those expressed in such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, risks and other factors that are discussed in documents filed by Connetics with the Securities and Exchange Commission from time to time, including Connetics’ Annual Report on form 10-K filed for the year ending December 31, 2003 and form 10-Q for the quarter ended September 30, 2004. Forward-looking statements represent the judgment of the Company’s management as of the date of this release, and Connetics disclaims any intent or obligation to update any forward-looking statements.

Contacts:
Patrick O’Brien	Ina McGuinness or Bruce Voss
Director, Investor Relations	Lippert/Heilshorn & Associates
(650) 739-2950	(310) 691-7100
pobrien@connetics.com	imcguinness@lhai.com
Press Release Code: (CNCT-G)

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